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                                                                       Exhibit 5

                     [Letterhead of Baker & Botts, L.L.P.]

                                                                  April 2, 1998



Houston Industries Incorporated
Houston Industries Plaza
1111 Louisiana
Houston, Texas  77002

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-8 to be filed by Houston Industries Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 1,300,000 shares (the "Shares") of common stock, without par value, of the Company (the "Common Stock") and associated rights to purchase Series A Preference Stock, without par value, of the Company (the "Rights"), of which 1,000,000 Shares (the "Plan Shares") may be offered and sold from time to time pursuant to resolution of the Company's Board of Directors authorizing the issuance of Common Stock to (1) persons not previously employed by the Company or its subsidiaries as an inducement to their entering into employment with the Company and (2) non-officer employees who it is determined should be rewarded for exceptional performance (the "Plan"), certain legal matters in connection with the Plan Shares subject to original issuance by the Company and the Rights associated therewith are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Post-Effective Amendment.

          In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of August 6, 1997 between the Company and Chase Bank of Texas, National Association (formerly known as "Texas Commerce Bank National Association") and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

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Houston Industries Incorporated       -2-                         April 2, 1998


          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

          2. In the case of Plan Shares originally issued by the Company pursuant to the terms of the Plan, following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Plan, the Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Plan Shares from time to time pursuant to the terms of such award for the consideration established by such committee (which may include, without limitation, services performed or contracts for services to be performed) in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, such Plan Shares will be validly issued, fully paid and nonassessable.

          3. The issuance of the Rights associated with the Shares referred to in paragraph 2 above has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the associated Shares as provided in paragraph 2 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be validly issued.

          The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

          This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it.


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Houston Industries Incorporated        -3-                       April 2, 1998


          We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof.

                                        Very truly yours,

                                        Baker & Botts, L.L.P